UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                         SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 15, 1996




                          ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                          New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number,, including area code: (212) 236-7339

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                              Item 5. Other Events



      On February 7, 1996, the Securities and Exchange Commission declared effective a Registration Statement on Form S-3 (File No. 333-00534), which had been filed by General Nutrition Companies, Inc., a Delaware corporation ("GNC"), and a Portfolio Company in ML-Lee Acquisition Fund, L.P. (the "Fund"), in connection with the sale of up to 17,994,176 shares on GNC's Common Stock, including 1,635,834 shares which may be sold pursuant to the Underwriters' over-allotment option. Of such shares, 16,358,342 were offered by certain Selling Shareholders of GNC, including the Fund and certain affiliates of Thomas
H. Lee Company (the "Lee Affiliates"), and the 1,635,834 subject to the Underwriters' over-allotment option, were offered by GNC.

     At the closing held on February 13, 1996, the Fund sold an aggregate of 4,903,764 shares of GNC Common Stock, which represented 100% of the shares of GNC Common Stock held by the Fund. Similarly, the Lee Affiliates sold 100% of the shares of GNC Common Stock held by them at the closing.

     All of the shares were sold to the public at a price of $21.50 per share. Underwriting discounts and commissions totaled $.7525 per share. The aggregate proceeds received by the Fund (net of aggregate underwriting discounts and commissions of $3,690,082.41) were $101,740,843.59. Pursuant to the terms of the Fund's Partnership Agreement, the distributable cash proceeds of such sale will be distributed to those persons who were Limited Partners as of the date of sale. Accordingly, any person who becomes a Limited Partner subsequent to the GNC sale date will not be entitled to these distributable cash proceeds.